Exhibit 5.1
August 11, 2011
Board of Directors
Rentech, Inc.

Re:	Rentech, Inc. Registration Statement on Form S-8
Gentlemen:
We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”). We are furnishing this opinion at your request in connection with the filing by Rentech of a Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of 125,000 shares of Rentech’s common stock, par value $.01 per share (the “Shares”), issuable under the Rentech, Inc. Time Vesting Inducement Restricted Stock Unit Award for Colin Campbell and the Rentech, Inc. Time Vesting Inducement Restricted Stock Unit Award for Eric Darmstaedter (collectively, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.
In connection with this opinion, we have examined an executed copy of the Registration Statement; Rentech’s Amended and Restated Articles of Incorporation; Rentech’s Bylaws, as amended to date; the Plans; resolutions of Rentech’s Board of Directors relating to the adoption of the Plans and approval of the Registration Statement; and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have reviewed Rentech’s Tax Benefit Preservation Plan dated as of August 5, 2011 (the “Rights Agreement”), between Rentech and Computershare Trust Company, N.A., as Rights Agent, that provides for stock purchase rights to be issued with common stock of Rentech (the “Rights”). We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters.
In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the accuracy and completeness of all documents submitted to us; (iv) the legal capacity of all natural person; (v) the authenticity of all documents submitted to us as originals; (vi) the conformity to originals of all documents submitted to us as copies; (vii) the accuracy, completeness and authenticity of certificates of public officials; and (viii) the due authorization, execution and delivery of all documents by parties other than Rentech.
Holland & Hart LLP Attorneys at Law
Phone (303) 290-1600 Fax (303) 290-1606 www.hollandhart.com
8390 E. Crescent Parkway Suite 400 Greenwood Village, Colorado 80111
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August 11, 2011 Page 2
This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Colorado Business Corporation Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of Rentech and, following the issuance and delivery of the Shares in the manner contemplated by the Plans, the Shares will be validly issued, fully paid and nonassessable and, as of the date hereof, the Shares will be accompanied by the associated Rights.
In connection with our opinions set forth above, (i) we note that certain provisions of rights agreements, such as the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provision of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights; and (ii) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of Rentech would be required to redeem or terminate, or take other action with respect to, the Rights at some future time
This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Holland & Hart LLP
HOLLAND & HART LLP